Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2017

Qualstar reports profit of $0.33 per share in the fourth quarter along with a strong 45.5% increase in revenue.

Simi Valley, CA, March 15, 2018 — Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the three and twelve-month periods ended December 31, 2017.

Year Ended December 31, 2017 Financial Results

Qualstar reported revenues of $10.6 million for the year ended December 31, 2017, an increase of 13.0% compared with $9.4 million for the year ended December 31, 2016. Net income for the year ended December 31, 2017 was $0.6 million or $0.31 per basic and diluted share. This compares with a net loss for the year ended December 31, 2016 of $1.2 million, or $(0.59) per share. Excluding the impact of a $0.4 million stock-based compensation charge in the third quarter of 2017, non-GAAP net income for the year ended December 31, 2017 was $1.0 million or $0.52 per basic and diluted share.

Data Storage segment revenues were $4.3 million for the year ended December 31, 2017, compared with $3.8 million for the same period last year, an increase of $0.5 million or 13.8%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries. Power supply segment revenues were $6.3 million for the year ended December 31, 2017, compared with $5.6 million in the year ended December 31, 2016, an increase of $0.7 million, or 12.8%, primarily due to the increase in revenues from our gaming customers.

Gross margin was 39.6% of revenues, or $4.2 million, for the year ended December 31, 2017, a significant increase from the gross margin of 27.7% of revenues, or $2.6 million, for the year ended December 31, 2016.

Cash, cash equivalents and restricted cash was $4.8 million at December 31, 2017, compared to $3.8 million of cash, cash equivalents and restricted cash at December 31, 2016.

Quarter Ended December 31, 2017 Financial Results

Revenues for the quarter ended December 31, 2017 were $3.2 million, compared with $2.2 million for the quarter ended December 31, 2016, an increase of $1.0 million or 45.5%. Income from operations for the quarter ended December 31, 2017 was $0.7 million compared with a loss of $0.4 million for the quarter ended December 31, 2016. Basic and diluted net income per share was $0.33 for the quarter ended December 31, 2017, compared to a net loss per share of $(0.20) for the quarter ended December 31, 2016.

Data Storage segment revenues were $1.5 million for the quarter ended December 31, 2017, compared with $0.8 million for the same period last year, an increase of $0.7 million or 87.5%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries. Power supply segment revenues were $1.6 million for the quarter, compared with $1.4 million in the quarter ended December 31, 2016, an increase of $0.2 million, or 14.3%, due to the increase in orders from our gaming customers.

Gross margin was 43.8% of revenues or $1.4 million for the quarter ended December 31, 2017, a significant increase from the gross margin of 18.3% of revenues or $0.4 million for the quarter ended December 31, 2016.

“I am excited about the momentum that we maintained across all of our segments in the fourth quarter. Our strategy continues to gain traction, resulting in sharp revenue growth and a strong finish to the year,” said Steven N. Bronson, Chief Executive Officer and President of Qualstar. “We experienced favorable conditions in many of the markets that we serve, and our numbers confirm that we are well positioned to take advantage of opportunities.”

“Cash flow has significantly improved, as our revenues have increased and our current operating expenses have declined”, stated Mr. Bronson. “We remain committed to our strategy to create shareholder value through disciplined investments for organic growth and innovation, and strategic acquisitions.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2017, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net revenues	$3,180	$2,231	$10,641	$9,417
Cost of goods sold	1,776	1,822	6,392	6,824
Gross profit	1,404	409	4,249	2,593
Operating expenses:
Engineering	108	140	535	990
Sales and marketing	353	296	1,239	1,229
General and administrative	255	393	1,818	1,587
Total operating expenses	716	829	3,892	3,806
Income (loss) from operations	688	(420)	657	(1,213)
Other income	-	13	-	3
Income (loss) before income taxes	688	(407)	657	(1,210)
Provision for income taxes	17	-	17	-
Net income (loss)	$671	$(407)	$640	$(1,210)

Net income (loss) per share:
Basic and Diluted	$0.33	$(0.20)	$0.31	$(0.59)
Shares used to compute net income (loss) per share:
Basic	2,042	2,042	2,042	2,042
Diluted	2,057	2,042	2,042	2,042

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,698	$3,691
Restricted cash	100	100
Accounts receivable, net	1,802	1,583
Inventories, net	1,564	1,360
Prepaid expenses and other current assets	163	166
Total current assets	8,327	6,900
Property and equipment, net	172	286
Other assets	68	77
Total assets	$8,567	$7,263

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,065	$888
Accrued payroll and related liabilities	173	222
Deferred service revenue	834	787
Other accrued liabilities	454	359
Total current liabilities	2,526	2,256

Other long-term liabilities	52	63
Deferred service revenue, long term	93	105
Total long-term liabilities	145	168
Total liabilities	2,671	2,424

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000,000 shares authorized; 2,042,019 shares issued and outstanding as of December 31, 2017 and 2016, respectively	19,480	19,063
Accumulated deficit	(13,584)	(14,224)
Total shareholders’ equity	5,896	4,839
Total liabilities and shareholders’ equity	$8,567	$7,263

QUALSTAR CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP NET INCOME TO NON-U.S. GAAP NET INCOME

(in thousands, unaudited)

	Twelve Months Ended December 31,
	2017	2016
Net income (loss), as reported	$640	$(1,210)
Unusual or special items:
Share-based compensation	413	2
Adjusted non-GAAP net income (loss)	$1,053	$(1,208)

Adjusted non-GAAP income (loss) per common share:
Basic and diluted	$0.52	$(0.59)
Weighted average common shares outstanding:
Basic and diluted	2,042	2,042

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